EXHIBIT 15.2

May 14, 2021

RYB Education, Inc.

4/F, No. 29 Building, Fangguyuan Section 1, Fangzhuang

Fengtai District, Beijing 100078

People’s Republic of China

Re: Consent of Commerce & Finance Law Offices

We hereby consent to the use of our firm name and summaries of our firm’s opinions under the headings “Risk Factors,” “Business Overview — PRC Regulation” and “Organizational Structure” in the annual report on Form 20-F of RYB Education, Inc. (the “Company”) for the Company’s fiscal year ended December 31, 2020 to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about May 14, 2021 (the “Form 20-F”), and to the incorporation by reference in the Company’s Registration Statement on Form S-8 (File No. 333-223864) filed with the SEC on March 23, 2018 of such references to our firm and summaries of our firm’s opinions included under such headings.

We also hereby consent to the filing of this consent letter as an exhibit to the Form 20-F.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulation promulgated thereunder.

Yours sincerely,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices